Exhibit 10.16

EMPLOYMENT AGREEMENT

This AGREEMENT, made effective as of August 1, 2002, between BancTec, Inc., a Delaware corporation (the “Company”), and Brian R. Stone (“Executive”).

Preliminary Statement

WHEREAS, the Company desires to engage the services and employment of Executive for the period provided in this Agreement, and Executive is willing to accept employment by the Company on a full-time basis for such period, upon the terms and conditions hereinafter set forth; and

WHEREAS, the execution of this Agreement and the terms of compensation contained herein have been duly authorized by the Board of Directors of the Company (“Board”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.             Definitions.  Certain capitalized terms used in this Agreement have the meanings assigned to them on Exhibit A hereto.

2.             Employment.  The Company agrees to employ Executive and Executive agrees to accept employment by the Company, for the period stated in paragraph 3 hereof and upon the other terms and conditions herein provided.  During the period of his employment hereunder, Executive agrees to serve the Company and the Company shall employ Executive as Senior Vice President and Chief Financial Officer.  The Executive shall also serve as a member of the Board.  The Executive shall report directly to the Chief Executive Officer and to the Board.

3.             Terms and Duties.

(a)           Term of Employment.  The period of Executive’s employment under this Agreement shall commence on the date of this Agreement and shall continue through December 31, 2002; provided, however, that such term shall be automatically extended for successive one-year periods unless either party shall give written notice to the other party electing to terminate this Agreement at least 30 days prior to the scheduled expiration.  Such termination notice shall indicate whether it is a termination for Cause or without Cause (if delivered by the Company) or for Good Reason or without Good Reason (if delivered by the Employee), and the applicable provision of Section 7 or Section 8 shall apply to such termination.  The period of the Executive’s employment hereunder is hereafter referred to as the “Term”.

(b)           Duties.  During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote his best efforts and all his business time, attention, skill and efforts to the business and affairs of the Company and its subsidiaries, as such business and affairs now exist and as they may be hereafter changed or added to, under and pursuant to the general direction of the Board.  The Company shall retain full direction and control of the means and methods by which Executive performs the services for which he is employed hereunder; provided, however, that, Executive may serve, or continue to serve, on the boards of directors of and hold any other offices or positions in, companies or organizations which, in such Board’s judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of Executive’s duties pursuant to this Agreement, provided that the Executive shall have notified the Board and the Board shall have adopted a resolution authorizing the Executive to serve, or continue to serve, such company or organization in such capacity.

4.             Compensation and Reimbursement of Expenses; Other Benefits.

(a)           Compensation.  The Company shall compensate Executive during the Term as follows:

(i)            Base Salary.  Executive shall be paid a base salary, adjusted as provided in Section 4(a)(vii), (“Base Salary”) of not less than Three Hundred Twenty Five Thousand Dollars ($325,000) per year in installments consistent with the Company’s usual practices.

(ii)           Bonus.  The Board may (but shall not be obligated to) award a discretionary bonus in respect of any calendar year during the Term, in its sole and absolute discretion.  Any bonus awarded pursuant to this clause (ii) is sometimes referred to herein as a “Bonus”.

(iii)          Vacation.  The Executive shall be entitled to four week’s annual paid vacation (in addition to customary business holidays) in accordance with the Company’s policy that may be applicable to executive employees from time to time.

(iv)          Officers and Directors Insurance.  The Company shall maintain officers and directors insurance covering any actions taken by the Executive in the performance of his duties hereunder on customary terms in an amount not less than $10,000,000, provided that the total annual cost of maintaining officers and directors insurance for the Company and its subsidiaries shall not exceed $300,000.

(v)           Other Benefits.  During the Term, Executive shall be entitled to participate in any medical and health plans and shall receive all other benefits of employment generally available to other members of the Company’s senior management and those benefits for which key executives are or shall become eligible, including, without limitation, bonus or profit-sharing plans, life insurance, disability insurance, auto allowance and club membership.

(vi)          Base Salary Review.  The Company agrees to review Executive’s Base Salary within twelve (12) months after his date of employment and annually thereafter, based on the Company’s performance and the Executive’s performance of his position and responsibilities.  The Executive’s Base Salary may be decreased by the Board as a result of financial hardship experienced by the Company, provided that (A) such decrease shall be made only as a part of a general senior management salary or benefits reduction which does not affect Executive disproportionately and (B) such decrease shall be effective only for so long as such financial hardship shall exist, as determined by the Board.

(b)           Reimbursement of Expenses.  The Company shall pay or reimburse Executive for all reasonable travel, living and other business expenses incurred by Executive in performing his obligations under this Agreement in accordance with the policies, practices and procedures established from time to time by the Board; provided, however, that, such travel and living expenses shall not exceed $100,000 in any 12-month period.

(c)           Withholding, Etc.  The payment of any Base Salary, Bonus, incentive compensation or other amounts to the Executive as provided hereunder shall be subject to applicable withholding and payroll taxes and such other deductions as may be required by law or under any of the Company’s policies or plans from time to time in effect.

5.             Benefits Payable Upon Disability or Death.

(a)           Disability.  If during the Term Executive should fail to perform his duties hereunder on account of illness or other incapacity which the Board shall in good faith determine renders Executive incapable of substantially performing his duties hereunder for a period of 180 days, whether or not consecutive, during any period of 12 consecutive months, the Company shall have the right, upon written notice to Executive to terminate this Agreement.  If terminated pursuant to this Section 5(a), (i) the then current Base Salary shall be paid on a prorated basis to the date of termination (to the extent not theretofore paid), (ii) any Bonus previously awarded by the Board to Executive but not yet paid shall be paid (on a prorated basis if such Bonus relates to any period following such termination), and (iii) Executive shall be entitled to disability payments and coverage upon the basis available to Company employees under, and subject to the terms and provisions of, disability benefit plans of Company which may from time to time be in effect and applicable to employees.

(b)           Death.  If Executive shall die during the Term, the employment of Executive shall thereupon terminate.  If terminated pursuant to this Section 5(b), (i) the then current Base Salary shall be paid on a prorated basis to the date of termination (to the extent not theretofore paid) and (ii) any Bonus previously awarded by the Board to Executive buy not yet paid shall be paid (on a prorated basis if such Bonus relates to any period following such termination).

6.             Obligations of Executive During and After Employment.

(a)           Confidentiality.  Executive realizes that during the course of his employment he will have produced and/or have access to confidential information, records, notebooks, data, formulae, specifications, trade secrets, customer lists, inventions and processes of Company and its affiliated companies.  Therefore, during or subsequent to his employment by Company, or by an affiliated company, Executive agrees to hold in confidence and not directly or indirectly to disclose or use or copy or make lists of any such information, except to the extent authorized by the Company in writing, (ii) during the Term to the extent necessary or appropriate and in the best interest of the Company in connection with the performance of Executive’s duties to the Company or (iii) as required by applicable law or compulsory legal process.  In the event that Executive is requested or required to disclose any such information pursuant to any applicable law or compulsory legal process, Executive will give the Company prompt notice thereof so that it may seek an appropriate protective order or other remedy, and if such protective order or other remedy is not obtained, Executive will use his reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any information so furnished.  All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to the Company’s business, or the business of an affiliated company, which Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated Company’s premises without its written consent, except during the Term to the extent necessary or appropriate and in the best interest of the Company in connection with the performance of Executive’s duties to the Company.  All such items shall be promptly returned to the Company upon termination of the Executive’s employment with the Company and its affiliated companies.

(b)           Non-Competition.  During the Term and during the twelve-month period following the termination of the Executive’s employment hereunder for any reason whatsoever:

(i)            the Executive will not directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with (i) any business or organization which engages in competition with the Company or any of its affiliates in any geographical area where any business is presently carried on by the Company or any of its affiliates, or (ii) any business or organization which engages in competition with the Company or any of its affiliates in any geographical area where any business shall be hereafter, during the period of the Executive’s employment by the Company, carried on by the Company or any of its affiliates, if such business is then being carried on by the Company or any of its affiliates in such geographical area;

(ii)           the Executive will not directly or indirectly solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of the Company or any of its affiliates; and

(iii)          the Executive will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other person or firm which rendered manufacturing or other services, or sold any products, to the Company or any of its affiliates if such action by him would have a material adverse effect on the business, assets or financial condition of the Company or any of its affiliates.

For purposes of this Section 6(b), a person or entity (including, without limitation, the Executive) shall be deemed to be a competitor of the Company or any of its affiliates, or a person or entity (including, without limitation, the Executive) shall be deemed to be engaging in competition with the Company or any of its affiliates, only if such person or entity in any way conducts, operates, carries out or engages in (i) the design, creation, manufacture, assembly, integration, installation, service, or maintenance of document imaging, payments processing, workflow or archiving systems, software, components or supplies, (ii) on-site computer or network equipment repair and maintenance services (or any other services which compete with the business of the Company’s Computer and Network Services division or any successor thereto), or (iii) such other business or businesses as the Company may conduct during the Term in such geographical area or areas as such business or businesses are conducted by the Company.

In connection with the foregoing provisions of this Section 6(b), the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood.  The Executive further agrees that the limitations set forth in this Section 6(b) (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its affiliates.  It is understood and agreed that the covenants made by the Executive in this Section 6(b) shall survive the termination of the Term and the expiration or termination of this Agreement.

For purposes of this Section 6(b), proprietary interest in a business is ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of such business.  The Executive shall be deemed to acquire a proprietary interest in a business or to be made an officer or director of such business if Executive shall have entered into a definitive agreement or letter of intent with respect thereto.

The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6(b) would be inadequate and, therefore, agrees that the Company and any of its affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

7.             Termination By Company.

(a)           Termination For Cause.  Except as otherwise provided herein, the Company may terminate the employment of Executive for Cause at any time upon written notice to Executive specifying the cause of termination.  If terminated pursuant to this Section 7(a), (i) the then current Base Salary shall be paid on a prorated basis to the date of termination (to the extent not theretofore paid) and (ii) any bonus previously awarded by the Board to Executive buy not yet paid shall be paid (on a prorated basis if such bonus relates to any period following such termination.  A termination by the Company under this Section 7(a) shall not prejudice any remedy to which the Company may be entitled either at law, in equity, or under this Agreement.

(b)           Termination Without Cause.  The Company may terminate the employment of Executive without Cause at any time upon written notice to Executive; provided, however, that the Company shall be obligated to pay Executive, as severance, an amount equal to the sum of the then current Base Salary and the Bonus awarded to Executive in respect of the preceding 12-month period (it being understood that to the extent any portion of such Bonus relates a prior period, such Bonus will be appropriately prorated), which severance shall be payable in 12 equal monthly installments following the date of termination.

8.             Termination by Executive.

(a)           Termination For Good Reason.  If Executive terminates his employment hereunder for Good Reason, he shall be entitled to the benefits set forth herein applicable to termination without Cause as set forth in Section 7(b) hereof

(b)           Termination Without Good Reason.  If Executive terminates his employment hereunder without Good Reason, (i) his then current Base Salary shall be paid on a prorated basis to the date of the termination (to the extent not theretofore paid) and (ii) any Bonus previously awarded by the Board to Executive buy not yet paid shall be paid (on a prorated basis if such Bonus relates to any period following such termination).

9.             Company’s Insurance on Executive.  The Company may secure in its own name, or otherwise, and at its own expense, life, health, accident and other insurance covering Executive, or Executive and others.  Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations and by signing, as the insured, such applications and other instruments in writing as may be reasonably required by the insurance companies to which application is made for such insurance.  Executive agrees that he shall have no rights, title or interest in or to any insurance policies or the proceeds thereof which the Company may so elect to take out or to continue on his life.

10.           No Obligation to Mitigate Damages.

(a)           Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by payment to him of retirement benefits after the date of termination of his employment.

(b)           The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, plan or arrangement.

11.           Arbitration.  Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof, shall be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.  Any arbitration held pursuant to this Section 12 shall take place in New York, New York.

12.           Notice.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Welsh Carson Anderson & Stowe

320 Park Avenue

Suite 2500

New York, NY 10022

Attention:  Robert Minicucci and Sanjay Swani

If to the Executive:

Brian R. Stone

3 Trieste

Irvine, CA 92606

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.           Non-Waiver, Complete Agreement, Governing Law.  No provisions of this Agreement may be modified, waived or discharged except in writing signed by both parties.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

14.           Severability.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Executive and the Company (pursuant to a resolution of its Board adopted at a duly constitute meeting) have executed this Agreement, effective as of the date first above written.

BANCTEC, INC.,
a Delaware corporation

By	/s/ Robert Minicucci
Name: Robert Minicucci
Title: Director

/s/ Brian R. Stone
Brian R. Stone, Executive

EXHIBIT A

to Employment Agreement

Definitions

“Cause” shall exist if Executive (i) has been convicted or entered a plea of nolo contendere to a felony or a misdemeanor involving moral turpitude, including fraud, theft or embezzlement; (ii) has failed or refused (in a material respect) to follow reasonable policies or directives established by the Board which failure or refusal continues for ten (10) days following written notice thereof to Executive; (iii) has willfully and persistently failed to attend to material duties or obligations imposed on him under this Agreement which failure continues for ten (10) days following written notice thereof to Executive; or (iv) has engaged in any act that constitutes a breach of his fiduciary duties to, or involves a conflict of interest with, the Company or involves a usurpation of a material opportunity of the Company or misappropriation or conversion of assets, which act or breach continues or is not cured within ten (10) days following written notice thereof to Executive.

“Change of Control” means (i) a merger or consolidation of the Company with or into another entity (other than a merger in which the Company is the surviving Company and which will not result in more than 50% of the capital stock of the Company outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), (ii) the sale or other disposition of all or substantially all of the assets or properties of the Company, (iii) the acquisition of “beneficial ownership” by any “person” or “group” (other than Welsh, Carson, Anderson & Stowe VIII, L.P. or its affiliates) of voting stock of the Company representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, whether or not Executive shall have voted for such Change of Control as a director or consented thereto expressly in writing.  As used herein, (i) the terms “person” and “group” shall have the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not applicable, (ii) the term “beneficial owner” shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events, and (iii) any “person” or “group” will be deemed to beneficially own any voting stock of an issuer held by a registered holder so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of such registered holder.

“Good Reason” means:

(i)            the assignment to the Executive of any duties or responsibilities which result in any substantial diminution of or material change in Executive’s position, status or circumstances of employment, or any removal of Executive from, or failure to re-elect Executive to, any of such positions, except as may occur in connection with the termination of the Executive’s employment for Cause;

(ii)           reduction by the Company in the Executive’s Base Salary, except for any decrease by the Board as a result of financial hardship experienced by the Company, provided that (A) such decrease shall be made only as a part of a general senior management salary or benefits reduction which does not affect Executive disproportionately and (B) such decrease shall be effective only for so long as such financial hardship shall exist, as determined by the Board;

(iii)          a relocation of the Executive or the Company’s principal office to a location more than fifty (50) miles from the location of its principal office in the State of Texas on the date of this Agreement, except for any relocation accepted by the Executive in writing;

(iv)          any material breach by the Company of any provision of this Agreement (which breach has not been cured within ten (10) days following written notice thereof to the Company), unless the Executive has committed any material breach of his obligations hereunder (which breach has not been cured within ten (10) days following written notice thereof to the Executive);

(v)           a Change of Control, unless the Executive shall have approved such Change of Control and agreed to remain employed by the Company or its successor following such Change of Control; or

(vi)          Executive and the Company shall agree in writing that Executive shall resign his position with the Company and such agreement provides that such resignation shall constitute “Good Reason”.

“WCAS Investors” means Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh Carson Capital Partners III, L.P., each of their Affiliates, and each officer, director, member, shareholder, partner, family member or Affiliate of any such Person, in each case who owns or becomes the owner of any Securities of the Company.

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